Exhibit 5.1

June 29, 2007

hhgregg, Inc.

4151 East 96th Street

Indianapolis, IN 46240

Re: Initial Public Offering of Common Stock

Dear Sir or Madam:

We have acted as counsel to hhgregg, Inc. a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 filed on April 18, 2007, as amended (the “Registration Statement”), by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement relates to the offer and sale by the Company and the selling stockholders identified in the Registration Statement of 9,375,000 shares of the Company’s common stock, $.0001 par value per share (the “Shares”).

In connection with this opinion, we have examined originals or copies of the following documents:

(a) the Registration Statement; and

(b) such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon the certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company and the underwriters named therein (the “Underwriting Agreement”), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares being sold by the Company will be sold and transferred only upon payment therefor as provided in the Underwriting Agreement. We have also assumed that the Shares to be issued pursuant to the Incorporation and Exchange Agreement filed as Exhibit 2.4 to the Registration Statement, by and among the Company, Gregg Appliances, Inc. and the shareholders of Gregg Appliances, Inc. (the “Exchange Agreement”), will be issued for the consideration provided in the hhgregg, Inc.

June 29, 2007

Exchange Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of shares will have been duly satisfied.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, and will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related Prospectus.

Sincerely yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP